EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

IN RE:		§	CHAPTER 11
§
	GADZOOKS, INC.	§	CASE NO. 04-31486-HDH-11
§
	Debtor	§

ORDER GRANTING EMERGENCY MOTION
FOR ORDER (A) APPROVING BIDDING PROCEDURES AND
TERMINATION FEE IN CONNECTION WITH SALE OF SUBSTANTIALLY ALL
OF THE DEBTOR’S ASSETS, (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE AND APPROVAL HEARING DATE,
(C) APPROVING FORM AND NOTICE THEREOF, AND (D) AUTHORIZING PERFORMANCE UNDER AGREEMENT

     Upon the Emergency Motion for Order (A) Approving Bidding Procedures and Termination Fee in Connection with Sale of Substantially All of the Debtor’s Assets, (B) Scheduling Bidding Deadline, Auction Date and Approval Hearing Date, (C) Approving form and Notice Thereof, and (D) Authorizing Performance Under Agreement (the “Motion”) filed by the above-captioned debtor and debtor in possession, Gadzooks, Inc. (the “Debtor”), the Court, having jurisdiction to consider the Motion, and finding that no further notice is needed, it is therefore

ORDER GRANTING EMERGENCY MOTION FOR ORDER (A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS, (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE AND APPROVAL HEARING DATE, (C) APPROVING FORM AND NOTICE THEREOF, AND (D) AUTHORIZING PERFORMANCE UNDER AGREEMENT – page 1

     ORDERED, that the Motion is GRANTED; and it is further

     ORDERED, that all capitalized terms not defined herein shall have the meaning given to them in the Motion; and it is further

     ORDERED, the Bidding Procedures, which are attached hereto as Exhibit A, are approved; and it is further

     ORDERED, that the form and manner of notice of the Sale Notice are hereby approved; and it is further

     ORDERED, that the Breakup Fee, as set forth in the Bidding Procedures, is necessary to preserve the value of the Debtor’s estate; and it is further

     ORDERED, that the Auction will be held, in accordance with the terms and conditions of the Bidding Procedures, on February 14, 2005 at 10:00 a.m., Central Time, at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75238; and it is further

     ORDERED, that the Successful Bidder will provide each of the Debtor’s landlords with financial information pertaining to adequate assurance of their ability to perform on under leases to be assumed as part of the Transaction immediately following the Auction; and it is further

     ORDERED, that objections to the results of the Auction must be filed with the Court and served on counsel for (a) the Debtor, (b) the Lenders, (c) the UCC, and (d) the United States Trustee, no later than 4:00 p.m., Central Time, on February 15, 2005; and it is further

     ORDERED, that the Debtor will present the results of the Auction and request approval of the Auction at the Approval Hearing to be held on February 16, 2005 at 9:00 a.m., Central Time, and it is further

     ORDERED, that with respect to the Contracts,

ORDER GRANTING EMERGENCY MOTION FOR ORDER (A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS, (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE AND APPROVAL HEARING DATE, (C) APPROVING FORM AND NOTICE THEREOF, AND (D) AUTHORIZING PERFORMANCE UNDER AGREEMENT – page 2

(a)	On or before February 18, 2005, the Successful Bidder will provide to the Debtor and the Debtor will file with the Court a list of the Contracts to be assumed and assigned to the successful Bidder;

(b)	On or before February 21, 2005 the Debtor will file with the Court a schedule of the Cure Amounts, if any, which shall be the obligation of the Successful Bidder;

(c)	Any objections to the Cure Amounts must be filed with the Court, and served on counsel for the Debtor, the UCC, the Lenders and the United States Trustee on or before 5:00 p.m. Central Time on March 3, 2005;

(d)	Unless a party to a Contract files and serves an objection to the assumption by and immediate assignment of the Contract by the Successful Bidder not later than 5:00 p.m., Central Time on March 3, 2005, such party to the Contract will be deemed to have received adequate assurance of future performance and be deemed to have consented to such assignment;

(e)	Any objection to the Cure Amounts or to the assumption and assignment of the Contracts will be heard on March 7, 2005;

(f)	Parties with questions and/or objections regarding the Contracts and the Cure Amounts may contact Sarah Link Schultz, Akin Gump Strauss Hauer & Feld LLP (sschultz@akingump.com/214.969.4367) or Rhonda Edmondson, Gadzooks, Inc. (rhonda.edmonson@gadzooks/ 972.662.4232);

and it is further

     ORDERED, that upon the sale of the Assets, the Lenders’ liens and any other liens, claims, encumbrances, or interests in the Assets, including those that may be asserted by any taxing authority, shall attach to the proceeds of the sale with the same validity and priority and subject to the same defenses, that such liens had against the Assets; and it is further

     ORDERED, that no distribution of proceeds from the sale of the Auction shall be made to any creditors without further order of the Court, following notice to all parties in interest with opportunity to objection, including the Lenders and the taxing authorities, or by distribution pursuant to a plan or reorganization or liquidation; and it is further

ORDER GRANTING EMERGENCY MOTION FOR ORDER (A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS, (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE AND APPROVAL HEARING DATE, (C) APPROVING FORM AND NOTICE THEREOF, AND (D) AUTHORIZING PERFORMANCE UNDER AGREEMENT – page 3

     ORDERED, that the Debtor, its officers, employees and agents, are authorized to take or refrain from taking such acts as are necessary and appropriate to implement and effectuate the relief granted herein; and it is further

     ORDERED, that this Court shall retain jurisdiction over all matters arising from or related to the interpretation and implementation of this Order.

# # # END OF ORDER # # #

Submitted By:

Charles R. Gibbs
Keith Miles Aurzada
Sarah Link Schultz
Jessie A. Herrera
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Telephone: 214.969.2800
Facsimile: 214.969.4343

ORDER GRANTING EMERGENCY MOTION FOR ORDER (A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS, (B) SCHEDULING BIDDING DEADLINE, AUCTION DATE AND APPROVAL HEARING DATE, (C) APPROVING FORM AND NOTICE THEREOF, AND (D) AUTHORIZING PERFORMANCE UNDER AGREEMENT – page 4

Exhibit A

Bidding Procedures

     Set forth below are the bidding procedures (the “Bidding Procedures”) to be employed with respect to the sale of substantially all of the assets (the “Assets”) of Gadzooks, Inc. (the “Debtor”) (such sale referred to herein as a “Transaction”).

     Within two (2) business days after the Bankruptcy Court’s approval of these Bidding Procedures, the Debtor and its advisors will:

(i)	publish a press release announcing the Bidding Procedures;

(ii)	directly contact parties whom the Debtor or its advisors deem appropriate (collectively, the “Interested Parties”) regarding the Bidding Procedures or the Transaction, including follow-up telephone calls after service of the materials described hereinafter in clause (iii);

(iii)	serve the following on the Interested Parties and all parties required to be served with such documents under the United States Bankruptcy Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) or any order of the Bankruptcy Court:

(a)	the Bidding Procedures with all Exhibits thereto;

(b)	any order of the Bankruptcy Court or other notice relating to these Bidding Procedures;

(c)	a cover letter summarizing the Bidding Procedures and the Transaction and providing contact information for the Debtor and its advisors to respond to inquires regarding the Bidding Procedures or the Transaction;

(d)	a form confidentiality agreement (the “Confidentiality Agreement”); and

(iv)	serve on the Interest Parties selected information regarding the Debtor.

     Notwithstanding the selection of the Successful Bidder (as defined herein) and the execution of the Marked Agreement (as defined herein), the consummation of the Transaction provided for therein shall be contingent upon, and made pursuant to the an order of the Bankruptcy Court approving the Transaction pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and Bankruptcy Rule 6004.

Determination by the Debtor

     The Debtor, after consultation with its advisors, the official committee of unsecured creditors (the “UCC”) appointed in this chapter 11 case and its advisors, and the Debtor’s prepetition and postpetition secured lenders Wells Fargo Retail Finance, LLC (“Wells Fargo”) and Gryphon Master Fund, L.P. (collectively, the “Lenders”), shall

BIDDING PROCEDURES – page 1

(i)	determine whether any person is a Qualified Bidder;

(ii)	coordinate the efforts of Qualified Bidders in conducting their respective due diligence investigations regarding the Debtor;

(iii)	receive bids from Qualified Bidders; and

(iv)	negotiate any bid made to purchase the Debtor (collectively, the “Bidding Process”).

     Any person who wishes to participate in the Bidding Process must be a Qualified Bidder. Neither the Debtor nor its representatives shall be obligated to furnish any information of any kind whatsoever relating to the Debtor and the Transaction to any person who is not a Potential Bidder (as defined herein).

Participation Requirements

     A “Qualified Bidder” is a Potential Bidder who delivers the documents set forth in subparagraphs (i), (ii), (iii) and (iv) below and who the Debtor, after consultation with its advisors, and to the extent possible with the UCC and its advisors and the Lenders, determines is reasonably likely to be able to consummate the Transaction (or the relevant component of the Transaction), if selected as the Successful Bidder, taking into account all financial, legal, regulatory and business considerations that the Debtor determines in good faith to be relevant.

     To participate in the Bidding Process, each interested person (“Potential Bidder”) must deliver the following (unless previously delivered) to the Debtor on or before 5:00 p.m. Central time, on February 4, 2005:

(i)	An executed Confidentiality Agreement;

(ii)	A written purchase offer (the “Offer”) in the form described in subparagraph (iv) below stating that:

(a)	the Potential Bidder offers to purchase the Assets for not less than the total outstanding indebtedness of the Lenders in cash or immediately available U.S. funds;

(b)	the Potential Bidder offers to close on the purchase of the Assets not later than March 11, 2005; and

(c)	deliver a certified or bank check, or wire transfer, in the amount of $500,000 (the “Good Faith Deposit”) payable to the order of the Debtor as an earnest money deposit that will be non-refundable if the Potential Bidder should fail to close for any reason after it is selected as the Successful Bidder.

(iii)	The most current audited and latest unaudited financial statements (collectively, the “Financials”) of the Potential Bidder, or, if the Potential Bidder is an entity

BIDDING PROCEDURES – page 2

formed for the purpose of the Transaction, the Financials of the equity holder(s) of the Potential Bidder or such other form of financial disclosure as is acceptable to the Debtor; and

(iv)	A form of Asset Purchase Agreement that forms the basis of the Transaction in the form attached hereto as Exhibit 1 (the “Asset Purchase Agreement”) or is marked to show all changes to the Asset Purchase Agreement (the “Marked Agreement”).

In addition to the foregoing requirements, the Debtor will consider a bid only if the bid:

(w)	the bid provides that all cash and securities that are components of the purchase price are denominated in U.S. dollars only;

(x)	is not conditioned on obtaining financing or the outcome of unperformed due diligence by the bidder with respect to the Debtor, but may be subject to the same conditions, but only those conditions, set forth in the Asset Purchase Agreement;

(y)	fully discloses the identity of each entity that will be bidding for the Debtor or otherwise participating in connection with such bid, and the complete terms of any such participation;

(z)	the bid shall be irrevocable for a period of twenty (20) days from February 4, 2005 at 5:00 p.m., Central Time.

     The Debtor has engaged Financo, Inc. to serve as its exclusive financial advisor (the "Advisor”) for the Transaction. Potential Bidders seeking to submit an Offer shall deliver written copies of the Offer to the Debtor’s Advisor at:

Michael O’Hara
Financo, Inc.
535 Madison Avenue
New York, New York 10022

With a copy to Debtor’s counsel at:

Charles R. Gibbs
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75238
Facsimile: 214.969.4343

Debtor’s counsel shall than distribute a copy of the bid to the UCC and its advisors and the Lenders. Parties submitting the foregoing by the Bid Deadline shall be deemed to be Qualified Bidders and the Offer, a qualified bid (a “Qualified Bid”).

BIDDING PROCEDURES – page 3

Due Diligence from Bidders

     The Debtor and its advisors shall be entitled to due diligence from the Qualified Bidder, upon execution of a confidentiality agreement. The Qualified Bidder is expected to comply with all reasonable requests for additional information and due diligence access by the Debtor or its advisors. Failure by the Qualified Bidder to fully comply with request for additional information and due diligence access will be a basis for the Debtor to determine that a bid made by a Qualified Bidder is not a Qualified Bid.

Buyer and Breakup Fee

     On or before February 7, 2005, the Debtor shall determine, after consultation with (a) its advisors, (b) the UCC and its advisors, and (c) Lenders, which Qualified Bidder has submitted the highest and best opening bid for the Assets (the “Opening Bid”), and shall notify said Qualified Bidder (the “Stalking Horse Bidder”) of its determination in writing.

     In accordance with the Bankruptcy Court’s order approving these Bidding Procedures, the Debtor may offer and pay a reasonable breakup fee in an amount not to exceed one percent (1%) of the aggregate purchase price (the “Breakup Fee”) offered under the Opening Bid of the Stalking Horse Bidder.

Auction

     Except as otherwise provided in these Bidding Procedures, if more than one Qualified Bid is received by the Bid Deadline, the Debtor will conduct an auction (the “Auction”) with respect to the Transaction. The Auction shall take place at 10:00 a.m. Central time, on February 14, 2005 at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, TX 75201. If the Debtor adjourns or reschedules the Auction, it shall promptly notify all Qualified Bidders of the new date and time of the Auction.

     Only a Qualified Bidder who has submitted a Qualified Bid will be eligible to participate at the Auction. Only the authorized representatives of each of the Qualified Bidders, the UCC, the Lenders and the Debtor shall be permitted to attend the Auction. Prior to the commencement of the Auction, the Debtor will notify all Qualified Bidders who have submitted Qualified Bids of the general terms of the Opening Bid. At the Auction, Qualified Bidders will be permitted to increase their bids. The bidding at the Auction shall start at the purchase price stated in the Opening Bid, plus the amount of any Breakup Fee, and continue in increments of at least $200,000.

     Prior to the commencement of the Auction, the Debtor may adopt rules for the Auction that, in its business judgment, will better promote the goals of the Auction and that are not inconsistent with any of the provisions of the order approving these Bidding Procedures and will notify all Qualified Bidders who have submitted Qualified Bids of such rules. All such rules will provide that:

(i)	the procedures must be fair and open, with Qualified Bids of such Bidders being treated in substantially the same manner, to the extent reasonably possible;

BIDDING PROCEDURES – page 4

(ii)	all bids shall be made and received in one room, on an open basis, and all other bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder shall be fully disclosed to all other bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction; and

(iii)	unless otherwise agreed to by the Debtor, no Qualified Bidder will be permitted more than twenty minutes to respond to the previous bid at the Auction.

     Immediately prior to the conclusion of the Auction, the Debtor, in its business judgment, after consulting with the UCC and its advisors and the Lenders, shall

(i)	review each Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interests of the Debtor’s estate, including, without limitation, those factors affecting the speed and certainty of consummating the Transaction and antitrust and competition law considerations;

(ii)	identify the highest or otherwise best offer in the Auction, consistent with these Bidding Procedures (the Marked Agreement of such higher or better Qualified Bid being the “Successful Bid” and the Qualified Bidder being the “Successful Bidder”); and

(iii)	identify the next highest or otherwise best offer after the Successful Bid (the “Next Best Bid”). No bid shall be selected by the Debtor as the Next Best Bid, unless and until the Qualified Bidder that submitted said bid has agreed to be bound by said bid until either (a) the Successful bidder has closed the Transaction, or (b) the Debtor has notified said bidder in writing that it does not intend to close with said bidder.

Any bid submitted after the conclusion of the Auction shall not be considered by the Debtor.

Approval of the Successful Bid

     The Debtor shall present the results of the Auction and the Marked Agreement to the Bankruptcy Court at a hearing on February 16, 2005 at 9:00 a.m. Central time (the “Approval Hearing”), at which the Debtor will request that the Bankruptcy Court make certain findings regarding the Auction including

(i)	that the Debtor conducted the Auction and selected the Successful Bidder in accordance with these Bidding Procedures;

(ii)	that the Auction was fair in substance and procedure; and

(iii)	that the Marked Agreement constitutes the highest and best offer for the Debtor.

     In the event that the Successful Bidder fails to close the Marked Agreement with the Debtor for any reason, then the Debtor shall be authorized, but not required, to close with the Qualified Bidder that submitted the Next Best Bid, without notice to any other party (other than

BIDDING PROCEDURES – page 5

parties to executory contracts and unexpired leases affected by the Next Best Bid) or further court order.

The Debtor may

(i)	determine, in its business judgment and after consulting with the UCC and its advisors and the Lenders, which Qualified Bid, if any, is the Successful Bid and the Next Best Bid; and

(ii)	reject at any time before entry of an order approving the Auction any bid that is:

(a)	inadequate or insufficient;

(b)	not in conformity with the requirements of the Bankruptcy Code, these Bidding Procedures or the terms and conditions of the Transaction; or

(c)	contrary to the best interest of the Debtor and its estate.

No Auction

     The Debtor reserves the right, after consulting with the UCC and its advisors and the Lenders, to not hold the Auction if the Qualified Bids received do not offer sufficient value for the Debtor or are not otherwise in the best interest of the Debtor’s estate. If the Debtor receives only one Qualified Bid and the Debtor determines, in its business judgment and after consulting with the UCC and its advisors and the Lenders, that such Qualified Bid is the best and highest offer for the Debtor, the Debtor may select such Qualified Bid as the Successful Bid for purposes of these Bidding Procedures without conducting an Auction.

Good Faith Deposit

     The Good Faith Deposit of the Successful Bidder shall be held until the closing of the Transaction and applied in accordance with the Marked Agreement. Pending the closing of the Transaction with the Successful Bidder, the Good Faith Deposit of the Successful Bidder shall be maintained by the Debtor in an interest-bearing escrow account and any interest earned on the Good Faith Deposit shall be applied or transferred in the same manner as the Good Faith Deposit; provided, however, that the Successful Bidder shall not have any claim, cause of action or any similar right against the Debtor relating to or arising out of the investment of these Good Faith Deposit. If for any reason the Successful Bidder fails to close the Transaction, the Successful Bidder’s Good Faith Deposit shall immediately and irrevocably become property of the Debtor without any further action of the Court.

BIDDING PROCEDURES – page 6